Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of December 26, 2019, by and among Owens-Illinois, Inc., a Delaware corporation (“Current O-I PublicCo”), O-I Glass, Inc., a Delaware corporation and a direct wholly owned subsidiary of Current O-I PublicCo (“New PublicCo”), and Paddock Enterprises, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of New PublicCo (“Paddock, LLC”). Current O-I PublicCo, New PublicCo and Paddock, LLC are sometimes collectively referred to in this Agreement as the “Constituent Companies.”

RECITALS

WHEREAS, Current O-I PublicCo was formed as a corporation pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on November 27, 1985;

WHEREAS, Paddock, LLC was formed as a limited liability company pursuant to a Certificate of Formation filed with the Delaware Secretary of State on December 13, 2019, and the Limited Liability Company Agreement of Paddock, LLC, dated as of December 13, 2019;

WHEREAS, as of the date hereof and immediately prior to the Effective Time (as defined below), Current O-I PublicCo’s authorized capital stock consists of three hundred million (300,000,000) shares, consisting of: (i) two hundred and fifty million (250,000,000) shares of common stock, par value $0.01 per share (“Current O-I PublicCo Common Stock”) and (ii) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (“Current O-I PublicCo Preferred Stock”);

WHEREAS, as of the date hereof and immediately prior to the Effective Time, New PublicCo’s authorized capital stock will consist of three hundred million (300,000,000) shares, consisting of: (i) two hundred and fifty million (250,000,000) shares of common stock, par value $0.01 per share (the “New PublicCo Common Stock”) and (ii) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (the “New PublicCo Preferred Stock”);

WHEREAS, as of the date hereof, New PublicCo is the sole member of Paddock, LLC, and is the sole holder of all outstanding limited liability company interests of Paddock, LLC (the “Interests”);

WHEREAS, Paddock, LLC is intended to be treated as an entity disregarded as separate from New PublicCo for U.S. federal income tax purposes and Paddock, LLC and New PublicCo agree to consistently treat and report Paddock, LLC as such for all accounting, financial, tax and other corporate and legal purposes, as applicable;

WHEREAS, Current O-I PublicCo desires to create a new holding company structure by merging Current O-I PublicCo with and into Paddock, LLC with (i) Paddock, LLC continuing as the surviving entity of such merger as a wholly owned subsidiary of New PublicCo; (ii) each outstanding share (or any fraction thereof) of Current O-I PublicCo Common Stock being converted in such merger into a share (or any fraction thereof) of New PublicCo Common Stock; (iii) each outstanding share (or any fraction thereof) of Current O-I PublicCo Preferred Stock being converted in such merger into a share (or any fraction thereof) of New PublicCo Preferred Stock; and (iv) each share of Current O-I PublicCo Common Stock and Current O-I PublicCo Preferred Stock held in Current O-I PublicCo’s treasury immediately prior to such merger being converted in such merger into a treasury share (or any fraction thereof) of New PublicCo Common Stock and New PublicCo Preferred Stock, respectively, in each case in accordance with the terms of this Agreement (the “Merger”);

WHEREAS, the respective boards of directors or board of managers, as applicable, of Current O-I PublicCo, New PublicCo and Paddock, LLC, and New PublicCo, in its capacity as the sole member of Paddock, LLC, have approved and declared advisable the Merger and this Agreement;

WHEREAS, the Merger will be implemented pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and therefore will not require approval of the stockholders of Current O-I PublicCo;

WHEREAS, the designations, rights, powers and preferences, and qualifications, limitations and restrictions of New PublicCo Common Stock and New PublicCo Preferred Stock are identical to those of Current O-I PublicCo Common Stock and Current O-I PublicCo Preferred Stock, respectively;

WHEREAS, the Certificate of Incorporation of New PublicCo, as amended and restated (the “New PublicCo Charter”), and the Bylaws of New PublicCo, as amended and restated (the “New PublicCo Bylaws”), each as in effect immediately after the Effective Time, will contain provisions identical to the Certificate of Incorporation of Current O-I PublicCo and the Bylaws of Current O-I PublicCo, each as in effect immediately prior to the Effective Time (other than as required or permitted by Section 251(g) of the DGCL);

WHEREAS, the Merger is intended to qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to constitute, and the parties hereto adopt this agreement as, part of a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and as such, the stockholders of Current O-I PublicCo do not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger; and

WHEREAS, New PublicCo, a newly formed corporation and Paddock, LLC, a newly formed limited liability company, in each case are organized for the purpose of participating in the transactions contemplated herein and prior to the Merger, will own no assets (other than New PublicCo’s ownership of the Interests and other assets necessary to facilitate New PublicCo’s organization or maintain New PublicCo’s legal existence), have no tax attributes and have taken no actions other than those necessary or advisable to organize the entities and to effect the transactions herein contemplated.

AGREEMENT

In consideration of the foregoing recitals and of the covenants and agreements hereinafter set forth and for the purpose of prescribing the terms and conditions of the Merger, the parties hereto agree as follows:

Section 1.             Consummation of the Merger. Current O-I PublicCo shall, at the Effective Time, be merged with and into Paddock, LLC, with Paddock, LLC surviving, pursuant to Section 18-209 and the other relevant provisions of the Delaware Limited Liability Company Act (the “DLLCA”), Section 251(g) and the other relevant provisions of the DGCL and in accordance with the terms and conditions of this Agreement. The Merger shall become effective on the time and date that a certificate of merger with respect to the Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) is duly filed with the Delaware Secretary of State or at such later date and time as the parties shall agree and specify in the Certificate of Merger (the “Effective Time”). As soon as is practicable after the date hereof, the parties hereto (a) will cause to be filed with the Delaware Secretary of State such Certificate of Merger and other appropriate documents executed in accordance with the relevant provisions of the DLLCA and the DGCL and (b) will make all other filings, recordings or publications required by the DLLCA and the DGCL in connection with the Merger.

Section 2.             Effect of the Merger. At the Effective Time, the separate existence of Current O-I PublicCo shall cease, and Current O-I PublicCo shall be merged in accordance with the provisions of the DGCL, the DLLCA and this Agreement with and into Paddock, LLC, which shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, duties and liabilities of each of Current O-I PublicCo and Paddock, LLC; and all such things shall be taken and deemed to be transferred to and vested in Paddock, LLC without further act or deed; and the title to any real estate, or any interest therein, vested by deed or otherwise in either of Current O-I PublicCo or Paddock, LLC, shall be vested in Paddock, LLC without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Current O-I PublicCo or Paddock, LLC, may be prosecuted to judgment or decree as if the Merger had not taken place, and Paddock, LLC may be substituted in any such action or proceeding.

Section 3.             Certificate of Formation of Paddock, LLC. The Certificate of Formation of Paddock, LLC as in effect immediately prior to the Effective Time shall continue in full force and effect after the Effective Time as the Certificate of Formation of Paddock, LLC, until thereafter amended as provided therein and in accordance with the DLLCA.

Section 4.             Limited Liability Company Agreement of Paddock, LLC. At the Effective Time, the limited liability company agreement of Paddock, LLC as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth in Exhibit B (the “Amended and Restated Limited Liability Company Agreement”), and, as so amended and restated, shall be the limited liability company agreement of Paddock, LLC until thereafter amended and/or restated as provided therein or by the DLLCA.

Section 4A.          Managers. The members of the board of managers of Paddock, LLC in office immediately prior to the Effective Time shall continue to be the members of the board of managers of Paddock, LLC, as the surviving entity in the Merger, from and after the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Amended and Restated Limited Liability Company Agreement, or as otherwise provided by law.

Section 4B.          Officers. The officers of Paddock, LLC in office immediately prior to the Effective Time, if any, shall continue to be the officers of the Paddock, LLC, as the surviving entity in the Merger, from and after the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Amended and Restated Limited Liability Company Agreement, or as otherwise provided by law.

Section 5.             Treatment of Constituent Companies. At the Effective Time, by virtue of the Merger and without any action on the part of any Constituent Company or any other person or entity:

(i)            Conversion of Current O-I PublicCo Common Stock. Each share of Current O-I PublicCo Common Stock (or fraction of a share of Current O-I PublicCo Common Stock) issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive one duly issued, fully paid and nonassessable share (or equal fraction of a share) of New PublicCo Common Stock.

(ii)           Conversion of Current O-I PublicCo Preferred Stock. Each share of Current O-I PublicCo Preferred Stock (or fraction of a share of Current O-I PublicCo Preferred Stock) issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive one duly issued, fully paid and nonassessable share (or equal fraction of a share) of New PublicCo Preferred Stock.

(iii)          Conversion of Current O-I PublicCo Stock Held as Treasury Stock. Each share of Current O-I PublicCo Common Stock or Current O-I PublicCo Preferred Stock owned by Current O-I PublicCo as treasury stock, shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of New PublicCo Common Stock or New PublicCo Preferred Stock, respectively, held in treasury by New PublicCo.

(iv)          Conversion of Rights to Acquire Current O-I PublicCo Stock. Any options, warrants, convertible instruments, derivatives or any similar instruments that entitle holders thereof to any rights to acquire Current O-I PublicCo Common Stock (or a fraction of a share of Current O-I Common Stock) or Current O-I PublicCo Preferred Stock (or a fraction of a share of Current O-I Preferred Stock) except as otherwise specifically addressed in Section 7 of this Agreement shall be converted into identical instruments that entitle the holders thereof to identical rights to acquire New PublicCo Common Stock (or a fraction of a share of New PublicCo Common Stock) or New PublicCo Preferred Stock (or a fraction of a share of New PublicCo Common Stock), as the case may be.

(v)           Effect on Capital Stock of New PublicCo. Immediately following the Effective Time, the share of New PublicCo Common Stock owned by Current O-I PublicCo shall be surrendered by Current O-I PublicCo for retirement by New PublicCo without payment of any consideration therefor.

(vi)          Rights of Certificate Holders. From and after the Effective Time, holders of certificates formerly evidencing Current O-I PublicCo Common Stock or Current O-I PublicCo Preferred Stock, respectively, shall cease to have any rights as stockholders of Current O-I PublicCo, except as provided by law; except, however, that such holders shall have the rights set forth in Section 6(ii) of this Agreement.

(vii)         Paddock, LLC. At the Effective Time, the Interests shall remain outstanding and New PublicCo shall continue as the sole direct holder thereof and as the sole member of Paddock, LLC, and New PublicCo and Paddock, LLC shall report and treat Paddock, LLC as an entity disregarded as separate from New PublicCo for U.S. federal income tax purposes and all other applicable tax, accounting, financial, legal and corporate purposes, except as otherwise required by applicable law.

Section 6.            Uncertificated and Certificated Shares.

(i)            With respect to any shares of Current O-I PublicCo Common Stock or Current O-I PublicCo Preferred Stock that are issued in book entry form, no further action on the part of each such holder of Current O-I PublicCo Common Stock or Current O-I PublicCo Preferred Stock shall be required, and, at the Effective Time, New PublicCo, or such other agents as may be appointed by New PublicCo, shall promptly issue such number of shares of New PublicCo Common Stock or New PublicCo Preferred Stock, respectively, as each such holder is entitled pursuant to Section 5 of this Agreement and update the books and records of New PublicCo or its transfer agents.

(ii)           At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of New PublicCo will, in each case, be identical with those of the capital stock of Current O-I PublicCo immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Current O-I PublicCo Common Stock or Current O-I PublicCo Preferred Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of New PublicCo Common Stock or New PublicCo Preferred Stock into which such shares of Current O-I PublicCo Common Stock or Current O-I PublicCo Preferred Stock were converted pursuant to Section 5 of this Agreement.

Section 7.            Assumption of Equity Incentive Plan and Equity Award.

(i)            Assumption of Equity Plans. Immediately following the Effective Time, each Equity Plan (as defined below) and each award agreement thereunder evidencing an Equity Award (as defined below) (each, an “Award Agreement”) will be transferred to New PublicCo, and New PublicCo will assume, each Equity Plan and each Award Agreement. For purposes of this Agreement, “Equity Plans” shall mean, collectively, the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., the Amended and Restated 2004 Equity Incentive Plan for Directors of Owens-Illinois, Inc., the Second Amended and Restated Owens-Illinois, Inc. 2005 Incentive Award Plan, and the Owens-Illinois, Inc. Amended and Restated 2017 Incentive Award Plan (together with any subplans, appendices, exhibits or addendums thereto).

(ii)           Conversion of Options. At the Effective Time, each option to purchase Current O-I PublicCo Common Stock that is outstanding, unexercised and unexpired as of immediately prior to the Effective Time (each, a “Company Option”), whether or not then vested or exercisable, will automatically, and without any action on the part of any Constituent Company or any other person or entity, be assumed by New PublicCo and converted into an option to purchase an equal number of shares of New PublicCo Common Stock, with a per share exercise price equal to the per share exercise price of such Company Option as of immediately prior to the Effective Time (each Company Option, as so assumed and converted, an “Assumed Option”).

(iii)          Conversion of Restricted Stock Awards. At the Effective Time, each award of restricted shares of Current O-I PublicCo Common Stock that is outstanding as of immediately prior to the Effective Time (collectively, “Company Restricted Stock”) will automatically, and without any action on the part of any Constituent Company or any other person or entity, be assumed by New PublicCo and converted into an award of an equal number of restricted shares of New PublicCo Common Stock (such Company Restricted Stock, as so assumed and converted, “Assumed Restricted Stock”), and shall be subject to Section 6 above.

(iv)          Conversion of Restricted Stock Unit Awards. At the Effective Time, each award of time-based restricted stock units covering shares of Current O-I PublicCo Common Stock that is outstanding as of immediately prior to the Effective Time (collectively, “Company RSUs”) will automatically, and without any action on the part of any Constituent Company or any other person or entity, be assumed by New PublicCo and converted into an award of an equal number of time-based restricted stock units covering shares of New PublicCo Common Stock (each Company RSU, as so assumed and converted, an “Assumed RSU”).

(v)           Conversion of Performance Stock Unit Awards. At the Effective Time, each award of performance-based restricted stock units covering shares of Current O-I PublicCo Common Stock that is outstanding as of immediately prior to the Effective Time (collectively, “Company PSUs” and, together with the Company Options, Company Restricted Stock and Company RSUs, the “Equity Awards”) will automatically, and without any action on the part of any Constituent Company or any other person or entity, be assumed by New PublicCo and converted into an award of an equal number of performance-based restricted stock units covering shares of New PublicCo Common Stock (each Company PSU, as so assumed and converted, an “Assumed PSU”).

(vi)          Conversion of Dividend Equivalents. At the Effective Time, each dividend equivalent covering one share of Current O-I PublicCo Common Stock that was granted in tandem with an Equity Award and that is outstanding as of immediately prior to the Effective Time (each, a “Dividend Equivalent”) will automatically, and without any action on the part of any Constituent Company or any other person or entity, be assumed by New PublicCo and converted into a dividend equivalent covering one share of New PublicCo Common Stock (each Dividend Equivalent, as so assumed and converted, an “Assumed Dividend Equivalent”).

(vii)         Terms of Assumed Awards. Each Assumed Option, Assumed Restricted Stock, Assumed RSU, Assumed PSU and Assumed Dividend Equivalent shall be subject to the same terms and conditions (including vesting schedules, performance conditions and forfeiture and termination provisions) applicable to the underlying Company Option, Company Restricted Stock, Company RSU, Company PSU or Dividend Equivalent, as applicable, as of immediately prior to the Effective Time, as set forth in the applicable Equity Plan and Award Agreement. No Equity Award shall vest, in whole or in part, solely by virtue of the Merger and the transactions contemplated hereby.

Section 8.            Implementation. Each of the Constituent Companies acknowledges and agrees that the Merger is intended to qualify as a reorganization pursuant to Section 368(a) of the Code, that this Agreement shall constitute the plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a), and each of the Constituent Companies shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Delaware and the Code to consummate and make effective the Merger. Each of the Constituent Companies shall consistently report and treat the Merger in accordance with such treatment and shall not take, or fail to take, any action which action or failure to act could reasonably be expected to cause the Merger to fail to qualify as a reorganization pursuant to Section 368(a) of the Code.

Section 9.            Actions to be Taken in Connection with the Merger.

(i) On or prior to the Effective Time, (a) the Board of Directors of New PublicCo shall have approved, and Current O-I PublicCo, in its capacity as sole stockholder of New PublicCo, shall have adopted, the New PublicCo Charter, and the New PublicCo Charter shall have been filed with the Delaware Secretary of State and shall have become effective, and (b) the New PublicCo Bylaws shall have been adopted and be in full force and effect.

(ii) Current O-I PublicCo, in its capacity as the sole stockholder of New PublicCo, shall, prior to the Effective Time, elect each person who is then a member of the board of directors of Current O-I PublicCo as a director of New PublicCo (and to be the only directors of New PublicCo), each of whom shall serve in accordance with the New PublicCo Charter and the New PublicCo Bylaws.

Section 10.            Indemnification.

(i)            From and after the Effective Time, Paddock, LLC will indemnify and hold harmless New PublicCo and its subsidiaries (other than Paddock, LLC and its subsidiaries) and its and their respective Representatives (as defined on Schedule 1) from and against any and all Asbestos Related Liabilities (as defined on Schedule 1), Environmental Liabilities (as defined on Schedule 2) and Real Estate Liabilities (as defined on Schedule 2).

(ii)            From and after the Effective Time, New PublicCo will indemnify and hold harmless Paddock, LLC and its subsidiaries and its and their respective Representatives from and against any and all Liabilities to which the foregoing may become subject, insofar as such Liabilities arise out of, or in any way relate to, the operations of New PublicCo or its subsidiaries (other than Paddock, LLC and its subsidiaries) after the Effective Time.

Section 11.            Miscellaneous.

(i)            Amendments; No Waivers. Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all of the Constituent Companies. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(ii)           Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, among the Constituent Companies, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding among the Constituent Companies with respect to the subject matter hereof.

(iii)          Expenses. All expenses incurred by the parties hereto in connection with the Merger shall be borne solely and entirely by the party which has incurred the same.

(iv)          Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Constituent Companies and their respective successors and assigns, provided that no Constituent Company may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Constituent Companies.

(v)           Governing Law. This Agreement and the rights of the Constituent Companies shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without giving effect to any conflicts of law principles or other rules that would result in the application of the laws of a different jurisdiction.

(vi)          Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first set forth above.

OWENS-ILLINOIS, INC.

By:	/s/ MaryBeth Wilkinson
	Name:	MaryBeth Wilkinson
	Title:	Senior Vice President, General Counsel and Corporate Secretary

O-I GLASS, INC.

By:	/s/ MaryBeth Wilkinson
	Name:	MaryBeth Wilkinson
	Title:	Senior Vice President, General Counsel and Corporate Secretary

PADDOCK ENTERPRISES, LLC

By:	/s/ John Haudrich
	Name:	John Haudrich
	Title:	Treasurer and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]